Exhibit 99.1

News Release

LANDAUER

LANDAUER, INC. Reports

Fiscal 2013 First Quarter Results

For Further Information Contact:

Jim Polson

FTI Consulting

Phone: 312-553-6730

Email: jim.polson@fticonsulting.com

GLENWOOD, Ill. - February 11, 2013—Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and high quality medical consumable accessories, today reported financial results for its fiscal 2013 first quarter ended December 31, 2012.

Fiscal 2013 First Quarter Highlights

•	Revenue of $36.7 million in the first quarter of fiscal 2013
•	First fiscal quarter 2013 operating income of $6.7 million includes IT platform enhancement expense ($1.2 million) and non-cash stock based compensation ($0.7 million)
•	Net income of $4.9 million, or $0.52 per diluted share, included $0.06 per diluted share of IT platform enhancement, and non-cash stock based compensation expenses
•	EBITDA of $11.5 million for fiscal 1Q13
•	Company continued successful stabilization of IT platform following fiscal 4Q12 launch
•	Company reaffirms fiscal 2013 guidance

“During the quarter, we focused on several strategic initiatives to further our competitive positioning and long-term growth. Our IT systems initiative is well into the stabilization phase after a successful launch and opportunities in the military and emergency response markets have continued to expand with Radwatch system revenue in the quarter,” said Bill Saxelby, President and CEO of Landauer. “We continued to make investments in technology which we believe will lead to new growth opportunities and we strengthened our human capital across a variety of key functions. These strategic efforts during the quarter, combined with our expectations and the opportunities that we see over the remainder of the year, leave us well positioned to achieve our fiscal 2013 guidance.”

Landauer, Inc. 2 Science Road Glenwood, Illinois 60425-1586 Telephone: (708) 755-7000 Facsimile: (708) 755-7011

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First Fiscal Quarter Financial Overview and Business Segment Results

Revenues for the first fiscal quarter of 2013 were $36.7 million. The Medical Physics segment and the Medical Products segment contributed an increase of $0.2 million and $0.5 million, respectively due to their acquisitions over prior year. The Radiation Measurement segment experienced a decrease of $0.6 million. Revenue in the quarter included $1.7 million of Radwatch System sales, primarily to the U.S. military, while the prior year included the benefit of $2.0 million in InLight equipment sales into the military market. Consolidated revenue in the quarter was negatively affected $0.2 million by currency fluctuation, as compared with the prior year period, principally due to weakness in the Euro and Real against the U.S. dollar.

Gross margins were 54.8 percent for the first fiscal quarter of 2013, compared with 59.3 percent for the first fiscal quarter of 2012. The decrease in the gross margin was primarily due to higher costs associated with the new IT platform enhancement, as a portion of depreciation is now allocated to cost of sales since the project went operational during the fiscal fourth quarter of 2012, representing $0.5 million increase; as previously capitalized investment began its scheduled depreciation with a portion related to manufacturing production being allocated in cost of sales. Additional cost of sales in the quarter includes $0.4 million of ongoing IT system support expenses, over the prior year fiscal quarter. In addition, in the prior fiscal year quarter the Medical Physics segment had a significant level of commissioning sales, which are episodic in nature with that business operating on a relative fixed margin model.

Total selling, general and administrative expenses for the first fiscal quarter of 2013 were $13.4 million, an increase of $1.0 million, or 8.3 percent, compared to $12.4 million for the same quarter in fiscal 2012. For the first fiscal quarter of 2013, total selling, general and administrative included $0.7 million IT platform enhancement and $0.7 million of non-cash stock based compensation expenses. This compares with the $12.4 million reported for the first fiscal quarter of 2012, while the current quarter reflects $0.5 million increase in customer service related expenses and $0.3 million increase in IT platform enhancement related expenses. The prior year first fiscal quarter of 2012 included $0.8 million of non-cash stock based compensation related expenses. During the fourth quarter of 2012 the IT platform enhancement project successfully went operational and the balance of the above mentioned capitalized investment began its scheduled depreciation with a portion related to the non-manufacturing portion allocated to SG&A expenses, an increase of $0.3 million.

Operating income for the first fiscal quarter of 2013 was $6.7 million, a decrease of $0.9 million, or 11.8 percent compared with operating income of $7.6 million for the same quarter in fiscal 2012. Operating income, adjusted for non-recurring acquisition and reorganization expenses, IT platform enhancement related expenses, and non-cash stock based compensation expenses, for the first fiscal quarter of 2013 was $7.6 million, a 27.5 percent decrease, compared with adjusted operating income on a relative basis of $10.5 million for the first fiscal quarter of 2012.

Interest expense, net of investment income in the quarter, increased $0.4 million associated with borrowings to acquire IZI in the first fiscal quarter of 2012.

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The effective tax rate for the first fiscal quarter of 2013 and 2012 was 31.1 percent and 35.0 percent, respectively. The decrease in effective tax rate was due primarily to a change in the mix of earnings based on geographic location of the Company’s operations in various jurisdictions and the specific legal entities subject to taxation in those jurisdictions.

Net income for the first fiscal quarter ended December 31, 2012 was $4.9 million, or $0.52 per diluted share, which is consistent with the first fiscal quarter of 2012.

EBITDA for the fiscal first quarter 2013 was $11.5 million compared with $10.6 million in the comparable prior year period. The increase was due primarily to additional interest expense and depreciation offset slightly by lower tax expense. Adjusted EBITDA was $12.4 million compared to the prior year period Adjusted EBITDA of $13.5 million. A reconciliation of net income to EBITDA and Adjusted EBITDA is included in the attached financial exhibits.

Radiation Measurement Segment

Radiation Measurement revenues for the first fiscal quarter of 2013 decreased 2.2 percent, or $0.6 million, from the first fiscal quarter of 2012 to $26.4 million. The decrease in the quarter was primarily due to decreases at international subsidiaries over prior year first fiscal quarter.

Radiation Measurement operating income for the first fiscal quarter of 2013 decreased to $5.3 million, or 16.3 percent, from $6.3 million in the comparable prior year period. The decrease in operating income was due to increased IT expenses related to the company’s IT platform enhancement of $1.2 million, decreased revenues from international subsidiaries of $0.4 million additional customer service support of $0.5 million, additional manufacturing costs of $0.4 million, which was offset by prior year first quarter acquisition costs of $1.8 million. Corporate expenses for shared functions are recognized in the Radiation Measurement segment where they have been reported historically. Acquisition and reorganization costs are not allocated to the segments. As the Company’s business model evolves in increased complexity, management may determine it necessary to change this reporting practice to reflect any appropriate allocations.

Medical Physics Segment

Medical Physics revenues for the first fiscal quarter of 2013 increased 2.0 percent, or $0.2 million, from the comparable period in fiscal 2012 to $7.6 million due to the impact of acquired companies. The Medical Physics segment operating income was $0.8 million, or 10.4 percent of revenues, as compared to $0.9 million, or 12.0 percent of revenues, in the first fiscal quarter of 2012.

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Medical Products Segment

Medical Products revenues for the first fiscal quarter of 2013 increased 22.7 percent, or $0.5 million, from the first fiscal quarter of 2012 to $2.7 million. Medical Products operating income for the first fiscal quarter of 2013 was $0.7 million, or 24.9 percent of revenues, as compared to $0.4 million, or 16.7 percent of revenues, in the first fiscal quarter of 2012. The increase in revenue and operating income is due primarily to a full quarter results in fiscal 2013 versus only 1.5 months in fiscal 2012.

Balance Sheet

Landauer ended the first fiscal quarter of 2013 with total assets of $300.8 million, a decrease of $1.3 million compared to total assets of $302.1 million at the end of fiscal 2012. The Company completed the quarter with $16.5 million of cash and cash equivalents on the balance sheet and unused borrowing capacity of $29.2 million under its current $175 million credit facility, which provides adequate liquidity to meet its current and anticipated obligations. Net operating cash flow generated during the first fiscal quarter of 2013 was $2.1 million.

Fiscal 2013 Outlook

Landauer’s business plan for fiscal 2013 currently anticipates aggregate revenues for the year to be in the range of $164 to $168 million. The business plan also anticipates a blended effective tax rate for the full fiscal year in the range of 32 percent to 35 percent.

Based upon the above assumptions, the Company anticipates reported net income for fiscal 2013 in the range of $21 to $23 million and Adjusted EBITDA expected for fiscal 2013 in the range of $55 to $58 million.

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Conference Call Details

Landauer has scheduled its first quarter conference call for investors over the Internet on Tuesday, February 12, 2013, at 9:00 a.m. Central Time (10 a.m. Eastern Time). To participate, callers should dial 877-941-0843 (within the United States and Canada), or 480-629-9819 (international callers) about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software.  Investors may access a replay of the call by dialing 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers), passcode 4594725#, which will be available through Tuesday, March 12, 2013. The replay will also be available on Landauer’s website for 90 days following the call.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, the leading domestic provider of outsourced medical physics services, as well as a provider of high quality medical accessories used in radiology, radiation therapy, and image guided surgery procedures. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.8 million individuals globally. In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. Through its Medical Products segment, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures.

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Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2013 Outlook”) constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s future performance, the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; changes in spending or reimbursement for medical products or services; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company’s long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions, including instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the costs of obligations under the Company’s benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth in Item 1A “Risk Factors” and Item 7A “Quantitative and Qualitative Disclosures about Market Risk” and information contained in the Company's Annual Report on Form 10-K for the year ended September 30, 2012 and other reports filed by the Company, from time to time, with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in the Company’s expectations, except as required by law.

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During the past several years, the Company has been engaged in an initiative to re-engineer many of its business processes and replace significant components of its information technology systems. A principal component of this initiative is the implementation of new enterprise resource planning software and other applications to manage certain business operations. This enhancement of the Company’s IT platform has been a complex project and has involved extensive customization of the Company’s software and IT systems. In July 2012, the enhanced IT platform became operational. Although the Company has been encouraged by its experience with the enhanced platform during the first few months of the platform’s start-up phase, there can be no assurance that, during the remainder of this start-up phase, the new platform will continue to maintain its functionality at the levels anticipated or otherwise meet the Company’s business and operational objectives. If unforeseen problems arise, the Company’s operations could be adversely impacted, including the ability of the Company to perform one or more of the following in a timely manner: customer quotes, customer orders, product shipment, customer services and support, order billing and tracking, contractual obligations fulfillment and related operations. As previously disclosed, the Company expects to incur ongoing maintenance expenditures for the new IT platform at levels higher than the Company traditionally experienced under its prior platform. Unforeseen problems with the new platform could increase further such expenditures.

Financial Tables Follow

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Landauer, Inc. and Subsidiaries

First Fiscal Quarter 2013 Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,
(Dollars in Thousands, Except per Share)	2012	2011
Net revenues	$36,681	$36,669

Costs and expenses:
Cost of sales	16,563	14,906
Selling, general and administrative	13,391	12,361
Acquisition and reorganization costs	0	1,849
Costs and expenses	29,954	29,116

Operating income	6,727	7,553
Equity in income of joint ventures	1,528	804
Interest income (expense), net	(1,033)	(590)
Other income (expense), net	95	59

Income before taxes	7,317	7,826
Income taxes	2,274	2,742

Net income	5,043	5,084
Less: Net income attributed to noncontrolling interest	166	159

Net income attributed to Landauer, Inc.	$4,877	$4,925

Net income per share attributable to Landauer, Inc. shareholders:
Basic	$0.52	$0.52
Weighted average basic shares outstanding	9,336	9,348

Diluted	$0.52	$0.52
Weighted average diluted shares outstanding	9,385	9,385

Dividends paid per share	$0.55	$0.55

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Landauer, Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands)	December 31, 2012	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$16,497	$17,633
Receivables, net of allowances of $1,163 and $1,088, respectively	36,391	35,165
Inventories	9,199	8,638
Prepaid income taxes	698	2,148
Prepaid expenses and other current assets	4,488	3,975
Current assets	67,273	67,559
Property, plant and equipment, at cost	103,330	101,375
Accumulated depreciation and amortization	(49,125)	(46,983)
Net property, plant and equipment	54,205	54,392
Equity in joint ventures	22,664	24,108
Goodwill	107,001	106,717
Intangible assets, net of accumulated amortization of $10,553 and $9,696, respectively	36,793	37,402
Dosimetry devices, net of accumulated depreciation of $9,316 and $8,879, respectively	6,537	6,189
Other assets (Note 4)	6,366	5,758
Assets	$300,839	$302,125

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,637	$9,656
Dividends payable	5,342	5,345
Deferred contract revenue	15,065	14,947
Accrued compensation and related costs	5,520	8,260
Other accrued expenses	7,215	7,096
Current liabilities	39,779	45,304
Non-current liabilities:
Long-term debt	145,847	141,347
Pension and postretirement obligations (Note 6)	17,690	17,586
Deferred income taxes	15,745	15,733
Other non-current liabilities	998	1,053
Non-current liabilities	180,280	175,719

Stockholders’ equity:
Preferred stock, $.10 par value per share, authorized 1,000,000 shares; none issued	0	0
Common stock, $.10 par value per share, authorized 20,000,000 shares; 9,551,079 and 9,493,368 shares issued and outstanding at December 31, 2012 and September 30, 2012, respectively	955	949
Additional paid in capital	36,587	35,898
Accumulated other comprehensive loss	(5,788)	(5,272)
Retained earnings	47,793	48,142
Landauer, Inc. stockholders’ equity	79,547	79,717
Noncontrolling interest	1,233	1,385
Stockholders’ equity	80,780	81,102
Liabilities and Stockholders’ Equity	$300,839	$302,125

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Reconciliation of Net Income to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization

	Three Months Ended December 31,
	2012	2011

Net income attributed to Landauer, Inc.	$4,877	$4,925
Add back:
Interest expense, net	932	528
Depreciation and amortization	3,450	2,356
Provision for income taxes	2,274	2,742
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$11,533	$10,551
Adjustments:
Non-cash stock-based compensation expense	684	830
IT platform enhancements expenses	178	282
Acquisition and reorganization costs	0	1,849
Sub-total adjustments	862	2,961
Adjusted EBITDA	$12,395	$13,512

Reconciliation of EPS to Adjusted EPS

	Three Months Ended December 31,
	2012	2011

Net income attributed to Landauer, Inc.	$4,877	$4,925
Sub-total adjustments	862	2,961
Income taxes on adjustments	(268)	(1,036)
Adjustments, net	594	1,925
Adjusted Net Income	$5,471	$6,850
Adjusted Net Income per Diluted Share	$0.58	$0.73

Adjusted Free Cash Flow

	Three Months Ended December 31,
	2012	2011

Adjusted EBITDA	$12,395	$13,512
Change in working capital	(6,429)	2,285
Capital expenditures	(1,902)	(3,839)
Adjusted Free Cash Flow	$4,064	$11,958

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